UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  June 2, 2011

EL PASO CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	1-14365	76-0568816
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

El Paso Building
1001 Louisiana Street
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 420-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Credit Agreement

    On June 2, 2011, our subsidiaries, El Paso Exploration & Production Company (“EPEP”) and El Paso E&P Company, L.P. (“E&P” and, together with EPEP, the “Borrowers”), as borrowers, entered into a senior secured credit agreement (the “Credit Agreement”) that provides for a 5-year $1 billion revolving credit facility, the entire amount of which may be used for loans and $250 million of which may be used for letters of credit, with BNP Paribas, as administrative agent, and a syndicate of lenders and financial institutions named.  The Credit Agreement amended and restated the existing $1 billion credit facility.

    All obligations under the Credit Agreement are joint and several obligations of the Borrowers and are secured by certain oil and gas reserves and properties of E&P.

    The revolving credit facility matures in June, 2016.  At closing, approximately $725 million of revolving loans and no letters of credit were outstanding under the revolving credit facility.

    Revolving loans are priced at LIBOR plus a margin currently equal to 2.00 percent and outstanding letters of credit, which are considered usage of the revolving credit facility, are currently priced at 2.00 percent plus an additional fronting fee of 0.20 percent.  An annual commitment fee is paid on any unused revolving credit capacity, computed on the average daily amount of the lesser of (i) the available aggregate commitments and (ii) the Borrowing Base Availability (as defined in the Credit Agreement).

    The Credit Agreement requires EPEP on a consolidated basis to satisfy certain financial covenants as of the last day of each fiscal quarter, including:

(1)           a ratio of consolidated indebtedness to EBITDA (as defined in the Credit Agreement) of EPEP and its restricted subsidiaries of less than or equal to 4.0 to 1.0; and

(2)           a ratio of EBITDA of EPEP and its restricted subsidiaries to Consolidated Interest Expense (as defined in the Credit Agreement) of no less than 2.0 to 1.0.

    The Credit Agreement contains certain covenants, including covenants limiting the ability of the Borrowers and other restricted subsidiaries to: (i) grant certain liens; (ii) enter into certain fundamental changes; (iii) dispose of certain assets; (iv) make certain restricted payments if a default, event of default or borrowing base deficiency exists or would result; (v) make certain investments; and (vi) enter into certain other agreements.

    The following constitute events of default under the Credit Agreement:

•	non-payment of principal when due or nonpayment of interest or other amounts within three business days of when due;

•	a representation or warranty is proven to be incorrect in any material respect when made;

•	a change of control;

•	the failure to observe or perform covenants or agreements within the time periods specified;

•	bankruptcy or insolvency events;

•	the entry of one or more judgments involving in the aggregate uninsured liability of $50,000,000 or more that remains undischarged for 90 days; or

•	failure to pay principal or interest on other indebtedness in an aggregate principal amount of $50,000,000 or more and such failure shall continue after the applicable grace period.

    If an event of default occurs, then the lenders may: (i) terminate their commitments under the Credit Agreement; (ii) declare any outstanding loans under the Credit Agreement to be immediately due and payable and (iii) foreclose on the collateral.

    The foregoing description is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

    See description above in Item 1.01.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1
Third Amended and Restated Credit Agreement, dated as of June 2, 2011, among El Paso Exploration and Production Company and El Paso E&P Company, L.P., as Borrowers and BNP Paribas, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EL PASO CORPORATION

	By:	/s/ Robert W. Baker
Robert W. Baker
Executive Vice President and General Counsel

Dated: June 8, 2011.

EXHIBIT INDEX

Exhibit Number	Description

10.1
Third Amended and Restated Credit Agreement, dated as of June 2, 2011, among El Paso Exploration and Production Company and El Paso E&P Company, L.P., as Borrowers and BNP Paribas, as Administrative Agent.